EXHIBIT 10.26

                      OUTLINE OF INVESTOR RELATIONS PROGRAM



                                   OBJECTIVES

     1. Provide specifically designed materials and information under the supervision, guidance and approvals of Digi Link Technologies, Inc. (DGLT) and their corporate agents to the international investment community at large and to both new and existing shareholders and interested parties.

     2. Provide timely and accurate information relating to compliance and corporate finance matters as provided by DGLT.

     3. Heighten the awareness of potential investors to the investment opportunities in the activities of DGLT (This item will focus on institutional investors and large US and European stock brokerage houses).

     4. Broaden the current shareholder and brokerage industry support base through the use of 'Road Shows', telemarketing, radio/TV interviews, magazine reports, Internet Activities and Investment Analyst. YES International will negotiate with key investment leaders for conference calls and/or personal interviews with DGLT's key management which will ensure confidence and further price appreciation of equity placements.

     5. Focus and target activities to obtain broad sponsorship in US/European markets. YES International will consult and advise on regulatory and/or financial requirements as they relate to future financing, possible listings such as Moody's Investors Services, Standard & Poor's Securities and/or exchange filings, i.e., NASDAQ. If needed, YES International will provide any and all Edgar support for necessary filings to the United States Securities and Exchange Commission( fee base outside of this agreement). YES International will distribute the appropriate documents, news releases, specially items, and audio tapes to the investment community and continue to translate news into German and into French.

     A broad-based broker/dealer network will be established to garner long-term support to decrease price volatility and maintain rising price trends as warranted by DGLT's developments.

     These combined efforts should continue to provide DGLT with the necessary momentum and a support structure to launch new fundraising programs as the need arises.

     6. Maintain information pipeline to key investment and industrial leaders in German and French speaking Europe and will provide necessary translation services as needed in the course of doing cross Atlantic business. Also, YES International will design a European page on the Company's existing web site to further inform the European Investment communities.

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                                  WORK SCHEDULE

     In essence, month one and beyond, YES International will, first, concentrate its efforts to its established base of clients, 39,000- North America & Europe. YES will inform them about DGLT and establish a following from the group. YES' base contains private investors, retail/wholesale brokers, institutional investors, mutual fund managers and investment news writers. A combination of e-mail, fax and conference calling will be used in a contiguous base to strengthen and propel bid-ask and the volume of DGLT. Additionally, DGLT will be listed on YES International's website which currently attracts 400,000 average 'hits' per month. Once YES maintains and shows good liquidity of the market on DGLT, YES approaches more institutional, wholesale and fund managers about the Company's high-tech activities in US, CANADA and abroad. Objectively, month three, the international investment communities will have a grand understanding about DGLT. YES will utilize this positive emotion of the investment community to mainstream the company into a number of public mediums. Additional exposure will mostly be achieved through YES numerous contacts with desk editors at Dow Jones, Bloomberg, Rutuers, Washington Post and CNBC-TV. YES has found 'Heart Beat of America', a syndicate TV show, hosted by movie star William Shatner, to really enhance an equity image of a company. Month Four, YES will approach key US and CANADIAN equity analyst at Solomon Smith Barney, Paine Webber, Prudential, Scotia McLeod, RBC Dominion and LBG with the hope of getting an internal/external report to its brokers and its customers. Month six, if justified, YES will be a key integral part in helping DGLT getting listed on both the NASDAQ in the US and a viable/ visible exchange in Germany. The 6-month term will be a combination of many factors which YES maintains on a daily bases, with a on-set approach to its existing base. DGLT will get the needed equity exposure from YES.

                            SCHEDULE OF COMPENSATION

     Digi Link Technologies, Inc. , AGREES TO COMPENSATE Yes international for its services in accordance with the following schedule.

     I. Cash Disbursements

     Digi Link Technologies, Inc. Corporation agrees to pay YES International the sum of Twenty Five Hundred Dollars ($2500.00 US) for no longer than 6 months beginning Monday, April 02, 2001 ending Monday, October 01, 2001. This includes 800# cost, employee, telemarketing services, mail cost, internet cost and other incidentals in the course of doing business. First and last payment expect upon acceptance of this agreement. The remainder of monthly payments expected within 5 days from the beginning of each month.

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     2. Extraordinary Expenses

     In the event the activities of Digi Link Technologies, Inc. shall cause YES International to incur any extraordinary expenses outlined in #1 above. DGLT must first approve of any and all extraordinary expenses. Upon approval DGLT will fully and promptly reimburse YES. Inclusive expenses are: Travel, accommodations, food, and whatever expenditures to fulfill the mandate of the Investor Relations Program.

     3. Shares and/or Warrants and/or Options- 250,000 Restricted USSEC 144 shares issued in the name of Richard Kaiser. And 50000 share option that will be set for a term of 2-years. All USSEC Rules and Regulations apply in these issuances.

                                  CONTRACT TERM


     The Initial Term of this Agreement shall be for a period of 6-Months but may be extended by the mutual consent of the parties.

     The Parties hereto may be contacted as follows:

     YES International                      Digi Link Technologies, Inc.
     3419 Virginia Beach Blvd. #252         75 Lincoln Hwy, #201.
     Virginia Beach, VA. 23452              Iselin, NJ 08830
     Tel: (757) 306-6090                    Tel:(732)-906-9060


     IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

Yes International                           Digi Link Technologies, Inc.
/s/: Rich Kaiser                            /s/: Peter Jegou
--------------------------                  -----------------------------
     Rich Kaiser-President                       Peter Jegou-Chairman/CEO

Date:___________                               Date:____________


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